Exhibit 14.0

FTI Consulting, Inc. Code of Ethics and Business Conduct

A Letter from Our President and CEO, Jack Dunn

My Fellow Colleagues,

I welcome you to join me in adopting the new FTI Consulting, Inc. Code of Ethics and Business Conduct. Our revised Code encompasses the many expectations under which we all operate — including our Core Values, Company policies and procedures, and the relevant laws and regulations that govern our work around the world — and acts as a guide for us to use when navigating rough ethical terrain.

This Code applies to each and every one of us, regardless of our title or tenure. We are each expected to know and follow not only the tenets of our Code, but also the guidelines set forth in our Company policies, and applicable laws and regulations in the locations where we live and work. When we are confident that we have read and understood our responsibilities under the Code, we will be asked to certify our commitment to this Code and other FTI Consulting policy documents.

Please read through the Code and the policies it references, taking care to ask questions as they arise. Throughout these pages, there are many available resources listed through which you can seek advice or perspective, raise a concern or make a report of known or suspected misconduct. I urge you, if you observe or otherwise become aware of illegal or unethical behavior within FTI Consulting, to come forward with such information. You will never be punished or retaliated against for making an honest, accurate report of your suspicions or concerns.

Thank you all for your continued effort in making FTI Consulting a reputable leader in the marketplace, and an all-around great place to work.

Sincerely,

/s/ Jack Dunn

Jack Dunn
President and CEO
FTI Consulting, Inc.

i

FTI Consulting, Inc. Core Values

Since its founding, FTI Consulting has dedicated itself to providing its clients with market leading management consulting advisory services, performed in accordance with the highest ethical standards. By consistently delivering sophisticated and innovative solutions to the challenging and complex issues that impact enterprise value, FTI Consulting has earned its reputation as a premier consulting firm.

FTI Consulting’s institutional reputation relates directly to our individual commitment to professional responsibility as well as professional excellence. Our continued status as a trusted and respected advisor to the business community and the law firms that serve it, as well as to institutions in the public sector, depends in large measure on our adherence to the highest standards of professionalism, independent judgment and expert advice. Those qualities, together with honesty, integrity and accountability, are the bedrock values that must govern all our conduct.

ii

Table of Contents

A Letter from Our President and CEO, Jack Dunn	i
FTI Consulting, Inc. Core Values	ii
Introduction to Our Code	1
Getting to Know Our Code	1
Applying Our Code	2
Complying with Our Code, Laws and Regulations	2
Our Expectations Under the Code	2
Understanding Our Shared Expectations	2
Accepting Additional Responsibilities as Managers	3
Addressing Our Questions and Concerns	3
Seeking Advice and Making Reports	3
Investigations of Reports	4
No Retaliation at FTI Consulting	4
Consequences	5
Respect and Integrity for Our Company	5
Promoting Respect in the Workplace	5
Upholding the Integrity of Our Work Environment	7
Protecting Personal Employee Information	7
Upholding Human Rights	8
Identifying and Disclosing Conflicts of Interest	8
Adhering to Anti-Corruption Laws	12
Preserving Our Assets and Information	13
Using FTI Consulting Technology Resources	14
Respect and Integrity for Our Stockholders and the Public	16
Maintaining the Accuracy of Our Books and Records	16
Preserving Third-Party Information	17
Protecting Our Company Against Fraud	18
Prohibition Against Trading on Inside Information	19
Coordinating Our Corporate Communications	20
Respect and Integrity for Our Clients and Business Partners	20

Providing Consistent, Quality Services	20
Abiding by U.S. and International Competition Laws	21
Respect and Integrity for Our Communities and the World	21
Charitable Contributions	21
Political Contributions and Campaigning	22
Lobbying	22
Employing Sustainable Practices	22
Abiding by Export Controls	23
Waivers and Amendments of Our Code	25

Introduction to Our Code

Getting to Know Our Code

While working at FTI Consulting, Inc. and its subsidiary companies and affiliates (“FTI Consulting” or our “Company”), all of us are expected to perform our work with integrity, honesty and purpose. At FTI Consulting, we have developed and must maintain a superior reputation for professionalism and accountability. Our success hinges on our integrity as well as our expertise. These “first principles” are reflected in our Code of Ethics and Business Conduct (our “Code”) and our other practices and policies referred to within this document. Our Code, as well as referenced policies and procedures, should be followed at all times, wherever we do business or interact with the public.

Our Code is a guide for making sound decisions in complex situations. It provides information, support and resources to help us act ethically and comply with the laws and regulations that affect our business. Our conduct is the foundation of our reputation, and our individual business decisions help us to maintain the trust we have built with our clients and other stakeholders. For this reason, we have a continuing responsibility to understand and comply with our Code and seek guidance where appropriate. Our Company also encourages us to report violations that we observe. This is an important dimension of accountability.

If you are ever unsure whether an action or decision is ethical and acceptable under our Code, ask yourself:

•	Am I adhering to the spirit and meaning of all applicable laws, regulations and our Code and Company policies?

•	Do my actions reflect the highest standards of honesty, integrity and accountability?

•	Is my decision responsible and in furtherance of long- and short-term Company goals?

•	Are my actions explainable and justifiable to my colleagues, managers, senior management, clients and other stakeholders?

If the answer to any of the above questions is not a resounding “Yes,” you should reconsider your proposed course of action and seek guidance immediately.

Similarly, if the answer to any of the below questions is other than a resounding “No,” you should stop immediately.

•	Would I be embarrassed if my actions were reported publicly?

•	Would FTI Consulting suffer any potentially negative consequences due to my actions?

[Amended and Restated Effective September 12, 2012]

Applying Our Code

FTI Consulting’s reputation and continued success depend on our integrity and accountability, as individuals and as an institution. For this reason, our Code applies to all of us, including all FTI Consulting worldwide employees, officers and outside directors (collectively known as “personnel”). Our Company also expects all agents, vendors, contractors, consultants, business partners and all third-party representatives to uphold similar standards when working with our clients and representing our Company around the world. In short, we must all live up to the ethical standards outlined in our Code.

Complying with Our Code, Laws and Regulations

FTI Consulting conducts business in many countries throughout the world. As a global organization, we must know and follow the laws and regulations that apply to our work in all locations where we operate. Because we are a public company based in the United States, U.S. laws govern our business operations and conduct. However, the global reach of our business means we are subject to the laws of other countries as well. If you ever have a question about which legal standard to follow, seek guidance from FTI Consulting’s General Counsel and Chief Risk Officer before taking action.

FTI Consulting will use all reasonable means to prevent and immediately halt the occurrence of conduct that violates our Code. Anyone who directly or indirectly performs, facilitates, condones or approves of any illegal or unethical conduct will be subject to disciplinary measures, consistent with applicable laws and regulations.

Our Expectations Under the Code

Understanding Our Shared Expectations

We are all expected to read, understand, stay apprised of and comply with our Code, all other Company policies, and all applicable laws and regulations. Keep in mind that this Code reflects general principles to guide us in making ethical decisions. It is not intended to address every situation that may arise. In situations where customary conduct is at odds with our Code, other Company policies or applicable local laws or regulations, we must comply with the more stringent standard. Any violation of law or regulations will also be considered a violation of our Code. If you are unsure of which rule to follow, you may seek guidance from your manager, segment or region leader, the Chief Ethics and Compliance Officer or FTI Consulting’s General Counsel and Chief Risk Officer.

Throughout our Code, references are made to various policies that are available on our Company’s website or FTI Atlas. In addition to asking questions, we should all refer to these resources for additional guidance.

[Amended and Restated Effective September 12, 2012]

Accepting Additional Responsibilities as Managers

Holding a management position at FTI Consulting means accepting an additional set of responsibilities. Our managers, at all levels, are expected to demonstrate a strong commitment to professionalism and to lead by example. If you are a manager, you must:

•	Act as a role model to inspire ethical conduct and compliance by others.

•	Ensure that all of your direct reports understand their responsibilities under this Code.

•	Create an “open-door” environment where your direct reports and other FTI Consulting personnel feel comfortable asking questions or making reports.

•	Encourage your personnel to voice their opinions and concerns about Company policies and internal practices.

•	Consider professionalism and accountability to be an integral part of the performance evaluations of your direct reports.

•	Supervise your direct reports to ensure compliance with this Code, other Company policies and procedures, and applicable laws and regulations.

As a manager, you must also ensure that FTI Consulting personnel who voice their opinion or make reports are informed of FTI Consulting’s non-retaliation policy. Further, take appropriate action if you witness an act of retaliation or suspect one has occurred, and report such conduct immediately to your manager, segment or region leader or FTI Consulting’s Chief Ethics and Compliance Officer.

Addressing Our Questions and Concerns

Seeking Advice and Making Reports

If you become aware of an actual or potential violation of this Code, another corporate policy or any applicable law or regulation, you have a duty to report it promptly, where allowed by applicable law. Making such a report may allow FTI Consulting to manage the consequences of any illegal or unethical act before it becomes a bigger issue. It can also stop a situation from escalating. In addition, timely reporting helps FTI Consulting to assess the operation of its risk management programs and procedures and to prevent future misconduct. For these reasons, you are strongly encouraged to make a report when you know or suspect misconduct.

[Amended and Restated Effective September 12, 2012]

For more information on the how to make a report, or who to contact for general concerns or accounting or auditing matters, please refer to the applicable Whistleblower Policy. You can ask questions or raise concerns in several ways:

•	Your Manager

•	Our Human Resources Department

•	Our Chief Ethics and Compliance officer

•	Our General Counsel and Chief Risk Officer

•	Our Hotline:

•	In the U.S. by calling 1-866-294-3576

•	In the United Kingdom, by calling applicable toll free number:

•	0-500-89-0011 United Kingdom (C&W) or

•	0-800-89-0011 United Kingdom (British Telecom)

•	At the prompt dial 866-294-3576

•

From a country other than the U.S. or UK, by following the instructions for filing a report on the Internet (described below) until you reach the FTI Consulting landing page. On that page, click the link for the list of international access codes to find the telephone number for your location.

•	Via the web: www.ethicspoint.com

The EthicsPoint hotline is staffed by an outside company and is available 24 hours a day, 7 days a week. Keep in mind that if you make a report using the hotline, your identity will be kept confidential where local law allows, and the information will be relayed to FTI Consulting for further investigation. Please note, however, that it may be more difficult for our Company to thoroughly investigate reports that are made anonymously. For this reason, you are encouraged to share your identity when making a report.

Investigations of Reports

We are each expected to cooperate fully in any internal or external investigation. Our Company will treat reported information in a confidential manner to the extent reasonably possible and allowed by local laws, and will always uphold our commitment to our non-retaliation policy.

When making an internal report, you can also expect the following:

•	Your report will be handled promptly.

•	Your report will be verified for accuracy and completeness.

•	You may receive follow-up communications requesting additional information.

Please refrain from conducting your own investigation. Such actions could compromise the integrity of our Company’s investigation. Any unauthorized investigation is strongly discouraged and may result in disciplinary action or may subject our Company to penalties. If you are asked to participate in any investigation other than by Human Resources or the Legal Department of FTI Consulting, whether internal or external, you must contact FTI Consulting’s General Counsel and Chief Risk Officer immediately.

No Retaliation at FTI Consulting

FTI Consulting strictly prohibits acts of retaliation against any person for providing information in good faith or assisting in an investigation regarding any conduct that you believe constitutes a

[Amended and Restated Effective September 12, 2012]

violation of law or this Code. Acting in “good faith” means that you come forward with all of the information you have and believe you are giving a sincere and complete report. In other words, it does not matter whether your report turns out to be true, as long as you deliver it honestly. An individual who makes a report in bad faith, or who retaliates against a person for making a report or participating in an investigation in good faith, may be subject to disciplinary action, up to and including termination, as local law permits. Anyone making a report in bad faith may also be subject to disciplinary action, as local law permits.

Consequences

Violations of our Code, policies or the law may carry serious consequences for the individuals involved and our Company. Those engaging in unethical or illegal behavior, or who otherwise violate our Code and policies, and those who direct, condone, approve or facilitate such behavior, may be subject to disciplinary action, up to and including termination, subject to local laws. Furthermore, such behavior places all of us at risk of damaged reputation, hinders our professional prospects, and may subject us — as individuals and as an institution — to fines and civil or criminal liability.

Respect and Integrity for Our Company

Promoting Respect in the Workplace

For our Company to succeed as a global professional services firm, we must strive to reflect the diversity of the communities in which we operate. That means we must maintain a workplace atmosphere that attracts, develops and retains people from various backgrounds. If we do not treat one another with respect, we will not maintain a comfortable and professional atmosphere. Our professionalism is vital to building our Company’s reputation and retaining our diverse talent base. Together, we must strive to create a workplace that is free from discrimination and harassment.

Discriminating against someone for his or her traits is a violation of our Code, Company policies and, in some cases, the law. Such actions have no place within FTI Consulting. FTI Consulting does not discriminate against others on the basis of race, color, gender, age, sexual orientation or identity, national origin, ethnicity, religion, marital status, pregnancy, physical or mental disability or veteran status. Our Company makes employment-related decisions based on merit. To be clear, “employment-related decisions” include those involving the hiring, placement, promotion, demotion, transfer, training, compensation, benefits and termination of personnel.

In addition, our Company does not tolerate harassment. Harassment can take many forms, including verbal remarks, physical advances or visual displays, and may come from colleagues, managers, vendors, contractors or clients. The legal definition of harassment may vary depending on where we are doing business, but such behavior always has the purpose or effect of creating an intimidating, offensive or demeaning environment for another person. It is a form of discrimination and, as such, has no place at FTI Consulting.

[Amended and Restated Effective September 12, 2012]

It is important to note that harassment can be sexual or non-sexual in nature. Sexual harassment may include:

•	Unwanted advances

•	Inappropriate touching

•	Sexually suggestive comments or jokes

•	Requests for sexual favors

•	Inappropriate comments about another’s appearance

Non-sexual harassment may include:

•	Offensive comments

•	Jokes or pictures related to race, religion, ethnicity, gender or age

In order to keep harassment out of our workplace, we must be sure that our comments and actions are appropriate and respectful. If you feel that you have experienced or observed any discriminatory or harassing behavior, you are encouraged to disclose the situation to the head of Human Resources, your manager, segment or region leader, or FTI Consulting’s General Counsel and Chief Risk Officer immediately.

For more information on these policies, please refer to the applicable Policy Against Harassment and your staff employee handbook.

Q: Danica was recently awarded a senior position within her department after years of exemplary service. In her previous role, Danica showed strong leadership and ingenuity, helping facilitate necessary developments and offering key recommendations for improvement. She is proud of the work she’s done, and feels her promotion is deserved. Kate, one of Danica’s colleagues, was also considered for the position, and feels angry that Danica was chosen over her. She proceeds to make comments — both to other FTI Consulting personnel and to Danica herself — that suggest Danica shared an inappropriate personal relationship with the hiring manager. The rumors become more aggressive, and many mischaracterizations of Danica’s character are made. Danica is mortified, and Kate’s insinuations are making it difficult for her to focus on her work. What should she do?

A: Danica should report the situation to her manager or the head of Human Resources immediately. Kate is engaging in harassing behavior, succeeding in creating a hostile environment and making Danica uncomfortable. All FTI Consulting personnel deserve to contribute to a positive, respectful workplace. It is difficult for us to meet our commitments to our Company and other stakeholders if we do not first meet our commitments to each other. False and harassing statements detract from the integrity of our Company’s business and undermine our effectiveness as a team. Danica does not need to endure this harassment.

[Amended and Restated Effective September 12, 2012]

Upholding the Integrity of Our Work Environment

The work we perform for FTI Consulting requires us to have sharp, clear minds. Therefore, we must never report to work under the influence of drugs, alcohol or any other substance that may impair our ability to work safely and productively. Our Company prohibits the possession, use, sale, purchase or distribution of any illegal drugs or controlled substances by any employee, consultant or contractor on Company premises, during working hours or when conducting Company business. Lawfully prescribed medications are allowed to be used while at work, provided that their use does not adversely affect job performance or our safety. While FTI Consulting may permit limited alcohol use at approved Company events, you must always use good judgment and exercise moderation in these situations.

Acts of threats or violence interfere with our commitment to health and safety and will never be tolerated. Any threatening behavior, even if made in a seemingly joking manner, must be reported immediately. Also, weapons are never permitted on any FTI Consulting premises. If you or someone you know is in immediate danger, call local law enforcement authorities immediately. Then, report the matter internally through normal channels.

Protecting Personal Employee Information

As FTI Consulting personnel, we may provide sensitive personal, medical and financial information about ourselves to our Company. FTI Consulting is committed to protecting this information, whether in paper or electronic format, in compliance with applicable local laws. Some common examples of private personnel information include:

•	Benefits information

•	Social Security or equivalent identification number

•	Compensation information

•	Medical records

•	Employment history

•	Contact information, such as home addresses and telephone numbers

We do not give anyone access to this type of information without specific authorization based on a business-related need. If you do have access to this information because of the nature of your job, you must take special care to safeguard it and do not share it with a third party or any colleague who does not have a business need to know it. Use it only to do your work and make sure to follow diligently all Company policies that address the handling of confidential information.

Many laws govern the use, disclosure and/or privacy of employee information, both in the U.S. and abroad. If you are unsure of local requirements, or have other privacy-related questions, you should contact your manager, segment or region leader or FTI Consulting’s General Counsel and Chief Risk Officer.

[Amended and Restated Effective September 12, 2012]

Upholding Human Rights

As part of our commitment to our global community, we uphold individual human rights in all of our operations. This means, in part, that we provide reasonable working hours and fair wages for those who work on our behalf. FTI Consulting has a zero-tolerance policy for the use of child or forced labor, or human trafficking practices. Further, we will not knowingly do business with subcontractors, business partners or vendors who violate these practices. FTI Consulting could be held accountable for the conduct of these individuals and entities. Therefore, if you have reason to believe any third party is engaging in any of the above practices, report the misconduct immediately. For more information, contact FTI Consulting’s Chief Ethics and Compliance Officer.

With respect to labor and employment matters, we adopt and adhere to the following principles set forth in the UN Global Compact:

Principle 1: Businesses should support and respect the protection of internationally proclaimed human rights.

Principle 2: Businesses should make sure that they are not complicit in human rights abuses.

Principle 3: Businesses should uphold the freedom of association and the effective recognition of the right to collective bargaining.

Principle 4: Businesses should uphold the elimination of all forms of forced and compulsory labor.

Principle 5: Businesses should uphold the effective abolition of child labor.

Principle 6: Businesses should uphold the elimination of discrimination in respect of employment and occupation.

Identifying and Disclosing Conflicts of Interest

All of us are responsible for acting in FTI Consulting’s best interests at all times. As much as possible, we must avoid situations in which our personal interests and loyalties are — or appear to be — incompatible with those of our Company or are influenced by personal gain or benefit. Situations that benefit a family member or other related third party should also be avoided. However, these situations — called “conflicts of interest” — do arise on occasion. When this happens, report the conflict immediately. Reporting allows FTI Consulting to mitigate any possible adverse consequences.

As a rule, when acting on FTI Consulting’s behalf, we should always put our Company’s interests ahead of our own. Exceptions to conflict of interest situations will only be granted by the express written consent of FTI Consulting’s Chief Executive Officer. If you have questions about any of these policies or need to discuss a potential conflict, you should consult with your manager, segment or region leader or FTI Consulting’s General Counsel and Chief Risk Officer.

[Amended and Restated Effective September 12, 2012]

While it is not possible to describe every situation that could give rise to a conflict of interest, some of the more common conflict of interest situations are outlined below.

Financial Interests

Our Company respects our right to manage our personal finances. However, some outside financial interests may improperly influence — or could be perceived by others to influence — your performance at FTI Consulting. This influence may arise, for example, because of the amount of an investment or the particular organization in which you invest, such as an FTI Consulting competitor, client, vendor or other business partner. Investing in a client, vendor or competitor is generally allowed, but must be disclosed to FTI Consulting’s Chief Ethics and Compliance OfficerOfficer. You must disclose any such relationships before directly or indirectly investing in or conducting business with such person or entity.

Outside Business Activities

As a general rule, FTI Consulting does not allow outside employment or business activities that are not related to your role at FTI Consulting. Certain non-business activities, as described in this Code, are allowed in limited situations. However, such activities must not impact your ability to devote your full time to your duties at FTI Consulting, and fulfill them adequately and objectively. Outside activities that compromise FTI Consulting’s business goals, or your ability to perform your job duties, are never allowed. Questions regarding outside activities should be directed to FTI Consulting’s Chief Ethics and Compliance Officer.

Q: Adrian has worked for our Company for several years as a consultant. During his tenure, he has compiled a vast amount of critical research and analysis — some of which he feels may be of use to other clients outside of FTI Consulting. Currently, Adrian is working with an old friend from his graduate program to launch an independent consulting firm, using data he’s collected and analyzed through his work for our Company to benefit others. Since he plans to operate on weekends and after-hours, Adrian believes this will not affect his work for FTI Consulting, and is therefore not a conflict. Is he correct?

A: No. While it sounds as though Adrian’s outside employment hours would not affect the amount of time he is able to devote to FTI Consulting, his business venture still creates a conflict of interest. Not only would Adrian’s independent firm likely be in direct competition with our Company; he would also be misappropriating and making improper use of confidential Company information. Adrian may be able to engage in another form of outside employment, but would need to contact FTI Consulting’s Chief Ethics and Compliance Officer to disclose all of the details and receive approval for the activity before acting.

Business with Friends and Family Members

A conflict of interest can also arise if you or your family member has a personal or financial interest in a company that is an FTI Consulting client, potential client, vendor, potential vendor

[Amended and Restated Effective September 12, 2012]

or competitor. A conflict may also arise if you or a family member has an interest in a transaction between or among such parties and FTI Consulting, or an FTI Consulting competitor. If you find yourself in such a situation, remove yourself from the process and report the situation to FTI Consulting’s Chief Ethics and Compliance Officer, as well as your manager or segment or region leader right away. The same holds true if you have a family member or related party who works for a competitor or client. If you are instructed to proceed, you must not use your position to influence the decision, negotiation or contract in a manner that could directly or indirectly benefit you or your affiliate in any way.

In addition, it is important to avoid directly or indirectly supervising family and friends. When a personal or family relationship between FTI Consulting personnel exists — especially if it is also a reporting relationship — it may appear that the subordinate is receiving preferential treatment or favoritism. For this reason, you should never be placed in a position where you have direct decision-making authority over a family member, or vice versa.

Our Company also discourages indirect employment relationships between family members. Remember, we must avoid even the appearance of bias. If such a situation arises, you must disclose the facts to your manager or segment or region leader promptly.

Corporate Opportunities

While performing work on behalf of our Company, we each have a duty to put FTI Consulting’s interests ahead of our own. This means never taking for ourselves (or for the benefit of friends and family) opportunities that are discovered through our connections at FTI Consulting.

Personal Use of Corporate Property and Corporate Information

You should never use FTI Consulting assets, property, information or position for improper personal gain, or otherwise compete with our Company. You may not divert Company property or Company personnel to work on your outside business interests. This includes using Company letterhead for personal correspondence.

Non-Business Activities

Your participation in trade associations, professional societies, charitable institutions or quasi-government organizations on a non-compensated basis will generally not give rise to a conflict of interest. However, you should inform your manager or segment or region leader and FTI Consulting’s General Counsel and Chief Risk Officer of any such activities.

Offering and Accepting Gifts and Entertainment

Business gifts and entertainment are commonly exchanged to develop and encourage strong working relationships with our clients, vendors and other business partners. In order to avoid even the appearance of a conflict of interest, good judgment and moderation should always serve as our guides in these situations. Giving or receiving a gift or offer of entertainment is not an appropriate activity if it creates a sense of obligation, puts us in a situation where we may appear biased, or is done with the intent to influence a business decision.

[Amended and Restated Effective September 12, 2012]

“Gifts” are usually goods and services, but can be defined as any item of value. For example, when the person offering a meal or entertainment is not attending the event, it is considered a gift. We may give or accept a gift only when it meets all of the following criteria:

•	Nominal or otherwise reasonable in value and not lavish

•	Infrequent

•	In good taste

•	Unsolicited

•	Not cash or a cash equivalent

•	Not restricted or prohibited by the terms of any applicable contract

If you are giving the gift, make sure it comports with a client’s gift policy. It is important to be certain of this before giving any gifts.

“Entertainment” includes events where both the person offering and the person accepting attend, such as meals or sporting events. Just as with gifts, we may give or accept entertainment only when it fits all of the above standards.

If you are offered or are offering a gift or a form of entertainment that does not meet these guidelines, you must obtain written approval before accepting or giving it by contacting your manager or segment or region leader and FTI Consulting’s Chief Ethics and Compliance Officer.

Keep in mind that the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act and other local laws and regulations govern the giving of gifts and entertainment to government officials. The UK Bribery Act and various laws in other jurisdictions also criminalize gifts and payments to private persons under certain circumstances. Please also see the “Adhering to Anti-Corruption Laws” section of this Code — as well as the Anti-Corruption Policy — for more details.

Q: Yvonne manages FTI Consulting’s relationships with several healthcare organizations. During the holiday season, one such organization sends Yvonne a traditional gift basket to thank her for her tireless service and dedication to facilitating superior communication. Attached to the basket, however, is an envelope containing a U.S. $50 gift card to a moderately-priced, local restaurant. Yvonne knows that, while the basket is likely an acceptable gift, the gift card is a cash equivalent and is therefore prohibited under Company policy. What should she do?

[Amended and Restated Effective September 12, 2012]

A: Yvonne should contact her manager, segment or region leader or FTI Consulting’s Chief Ethics and Compliance Officer to discuss the gift. While she may be able to retain the gift basket, assuming its retail value is reasonable and such gifts from this organization are infrequent, FTI Consulting’s policy prohibits us from accepting cash or cash equivalents. By reporting the gift, Yvonne allows FTI Consulting to evaluate the gift, and avoids the appearance of accepting a bribe.

Adhering to Anti-Corruption Laws

We owe it to our clients, our colleagues and our communities to conduct ourselves ethically at all times. This means that we never use, support or promote corrupt practices in the locations where we do business. Many countries have enacted anti-corruption laws, and we abide by them wherever we work. In particular, as a U.S. corporation, FTI Consulting, Inc. is subject to the FCPA. The UK Bribery Act applies to FTI Consulting’s operations in the United Kingdom and has broad extra-territorial effects. These and other laws, including laws implementing the OECD Convention Against Corruption, the United Nations Convention Against Corruption and local jurisdictional laws and regulations, prohibit bribery of “Government Officials.” Keep in mind that many of the laws we must follow also criminalize bribery of private persons.

In general, anti-corruption laws specifically prohibit making, promising, offering or authorizing any bribe or kickback in order to obtain an improper business advantage. Our Company will not tolerate any form of improper payments. Just as we cannot make improper payments on FTI Consulting’s behalf, we also cannot engage an agent or any type of third party to make an improper payment for us. FTI Consulting also prohibits “facilitating payments,” which are small payments made to individual officials to expedite routine government actions.

A “bribe” or improper payment can be anything of value, including:

•	Cash payments

•	Charitable donations

•	Loans

•	Travel expenses

•	Gifts and entertainment

•	Other favors

In short, any payment or anything of value given with the intent — or even the apparent intent — to influence decisions, obtain information, obtain or retain business, secure services or induce others to take actions favorable to FTI Consulting, is bribery, and is never allowed.

Anti-corruption laws are complex, and the consequences of violating these laws are severe. For this reason, you should avoid any activity that could be construed as corrupt. Keep in mind that FTI Consulting has an extensive Anti-Corruption Policy, available on FTI Consulting’s website and FTI Atlas, with which we all must be familiar and comply with in full. Refer to this policy for more information on what constitutes a “bribe,” “kickback,” “government official” and “payment,” as well as other relevant information.

[Amended and Restated Effective September 12, 2012]

You may also discuss any concerns you have relating to anti-corruption laws with FTI Consulting’s Chief Ethics and Compliance officer or General Counsel and Chief Risk Officer.

Preserving Our Assets and Information

Intellectual property (“IP”) and other confidential information generated and gathered in our business is a valuable Company asset. Protecting this type of information plays a vital role in FTI Consulting’s success, and it must be maintained in strict confidence, unless otherwise required to be disclosed by law or our Company. Our responsibility to protect proprietary and confidential information continues even after leaving FTI Consulting. This means that you must return all such information in your possession upon your departure. Further, you may never disclose such information to a new employer, no matter how much time has passed since your employment with FTI Consulting has ended.

You may have access to FTI Consulting’s confidential, non-public information — including any IP — through the course of your work. This information is considered valuable Company property, and an asset we must protect. It includes “trade secrets” — data that gives FTI Consulting a competitive advantage. Such confidential information could be harmful to our Company if disclosed. This includes information communicated in both written and electronic documents, as well as verbal conversations. Some examples of trade secrets include:

•	Client lists

•	Terms and conditions, rates or fees offered to certain clients

•	Marketing and strategic plans

•	Financial data

•	Pricing information and costs

•	Processes

•	Technological developments, including information systems and computer software

IP also includes intangible property such as copyrights, patents, trademarks, design rights, logos and brands. The law protects our rights to this property as it does other forms of physical property. To the extent permissible by law, the rights to all IP created with Company materials, on Company time, at our Company’s expense or within the scope of our duties belong to FTI Consulting.

To ensure that FTI Consulting’s IP and other confidential information is properly protected, none of us may disclose it to anyone outside of FTI Consulting, except when authorized or legally required to do so. We also cannot discuss this information with colleagues who do not have a business need to know it. Take care not to lose, misplace or leave confidential information (or technologies containing such information) unattended. In addition, never discuss this information where those who do not have a business need to know it might overhear — such as elevators, airport terminals, trains, restaurants and Company break rooms.

[Amended and Restated Effective September 12, 2012]

Q: Samir is a User Experience Designer for FTI Consulting, and a member of an extensive network of design professionals. He often meets with a few of his contacts outside of the office to go over mockups and receive critical feedback in improving his work product. The individuals with whom Samir meets do not conduct business with our Company, but Samir values their outside opinions and does not feel that FTI Consulting’s confidential information is being compromised in any way. Is his assumption correct?

A: No. The work that Samir performs on behalf of FTI Consulting — including any comps or mockups he creates — is considered Company property. Due to the proprietary nature of these materials, Samir should not be sharing them with outside parties who do not have a business need to see them. Doing so — even with trusted contacts — could put our Company’s confidential information at risk. Instead, Samir should talk to his manager about obtaining feedback internally within an authorized group setting.

Proper Expenditures

We are all accountable for the proper expenditure of Company funds within our responsibilities. This includes Company money spent on travel or other business expenses. Please consult FTI Consulting’s expense reimbursement policy, or contact your manager or segment or region leader with any questions you may have.

Using FTI Consulting Technology Resources

We are all responsible for properly and appropriately using FTI Consulting technology resources, including the e-mail system, the Internet, and Company-issued mobile devices and computers. The technology and hardware that our Company provides to us, or gives us access to use, is FTI Consulting property. Incidental personal use of such resources is allowed as long as the usage does not interfere with your job performance, the performance of any other FTI Consulting employees or could otherwise harm the Company.

Because these technology resources belong to FTI Consulting, subject to applicable law, you should not have any expectation of privacy while they are assigned to your care, even for personal use. This includes e-mail and instant messages and anything you create, store, send or receive on the technology resources. While our Company does not actively monitor our personal communications, it may access e-mails and other personal information as local laws permit. FTI Consulting may also monitor the use of its technologies to the extent allowed by law.

As a rule, when using any Company technology resources, we should always conduct ourselves professionally and courteously. In addition to following all discrimination and harassment policies, we may not use the technology resources to solicit for religious or political causes, commercial enterprises, outside organizations or other activities that are unrelated to our responsibilities at FTI Consulting. E-mail and other electronic communications generated on FTI Consulting computer networks are business records, subject to discovery in litigation or a regulatory inquiry, as applicable local laws provide. We should exercise due care and common sense in all of our electronic communications.

[Amended and Restated Effective September 12, 2012]

Violation of these policies may be grounds for discipline, including possible termination, as local laws permit. Additional questions about the appropriate use of the FTI Consulting technology resources should be directed to your manager or the enterprise information security and privacy team.

For more information, please review the Acceptable Use Policy.

Q: Leila, who works in accounting, has informed her colleagues of a recent fundraiser for her son’s after-school program. Having received little support by word of mouth, Leila has decided to launch an e-mail campaign to garner additional donations. She sends out a daily email to her team, including testimonials from other donors and a lengthy personal appeal. It’s for a good cause, and Leila is not a manager, so there is no added pressure on FTI Consulting personnel. Is Leila allowed to do this?

A: No. FTI Consulting’s technology resources must not be used to solicit for this cause. Leila does not need to hold a management role for her actions to produce unwanted pressure on her colleagues. Sending out e-mail reminders to her team — especially in excess — is an inappropriate use of Company e-mail and time, and are likely distracting to her team. Leila should solicit her son’s fundraiser in her personal time, and avoid pressuring her colleagues to contribute.

Social Media

Social media affords us many opportunities through which to engage our stakeholders. However, we may use social media — including blogs, podcasts, discussion forums, and social networks — for FTI Consulting-related business purposes only when allowed by authorized personnel, and only as long as such usage and communications comply with our Code. If you do not know whether you have been authorized to use social media for FTI Consulting-related purposes, contact your manager, segment or region leader or the Chief Ethics and Compliance Officer.

Limited personal use of social media is allowed, provided:

•	It does not interfere with your job duties

•	You safeguard confidential Company and client information at all times

•	You do not attribute your personal opinions to FTI Consulting

•	You do not comment on FTI Consulting and its business, services, clients, vendors or personnel matters

•	You do not convey the impression that you are acting in your capacity as an employee of FTI Consulting

•	You do not make inaccurate, misleading or false statements

[Amended and Restated Effective September 12, 2012]

If you disclose confidential Company information through social media or networking sites, delete your posting immediately and report the disclosure to the Chief Information Officer, as well as the Chief Ethics and Compliance Officer.

Due to the highly sensitive nature of our business and the laws that apply to our work, even seemingly harmless disclosures could prove damaging to FTI Consulting or our clients. If you believe you have witnessed the inappropriate use of FTI Consulting’s technologies or electronic communications in social media, notify your manager or segment or region leader immediately.

If you have any questions about using Company technology resources or social media, consult with your manager, segment or region leader or the enterprise information security and privacy team immediately. For more information, review the Acceptable Use Policy.

Respect and Integrity for Our Stockholders and the Public

Maintaining the Accuracy of Our Books and Records

We must each do our part to make certain that the financial documents our Company discloses to the public are both accurate and honest. While it may not seem as though some of the information we generate has an impact on our Company’s financial records, we all play a role in ensuring this important duty is fulfilled. Therefore, every piece of data or information that we submit in Company records — including personnel, time and expense reports, by client and jurisdiction, and safety records — must be absolutely honest, accurate and complete. We must follow our Company’s system of internal controls and all applicable accounting requirements when recording this data. We must also submit appropriate engagement and contract documentation, at all times.

In addition, we are responsible for reporting financial transactions accurately, completely, fairly, and in a timely and understandable manner. We are expected to ensure that the data we provide for the preparation of financial statements, regulatory reports and publicly-filed documents complies with all applicable accepted accounting principles, as well as our Company’s internal control procedures and other applicable disclosure rules. Our stockholders rely on us to fulfill these duties in order to accurately reflect our Company’s operations and financial condition. Anyone who intentionally makes a materially false or misleading report, or falsifies financial information — directly or indirectly — is subject to disciplinary action to the fullest extent allowed by law. The same is true of anyone who makes a payment or establishes an account on behalf of FTI Consulting with the understanding that such payment or account will be used in a way other than as described in supporting documentation.

Records Management

Managing our records is a critical component to building trust with our clients, regulators and stockholders. Such records include all electronic, emailed, imaged and paper documents created, received and maintained as evidence or information used by our Company for legal, regulatory, accounting and business purposes. Effectively managing these records allows us to meet our business needs and ensure our records are available when needed. In addition, it helps us comply with all applicable laws and regulations and preserve any relevant documents in case of litigation, audits or investigations.

[Amended and Restated Effective September 12, 2012]

Document Retention

We all must follow the records management practices and policies and retention schedules in the locations where we operate. A “legal hold” applies to records connected with subpoenas seeking information and actual or anticipated litigation or regulatory action. You must retain and preserve — not destroy — all records that may be responsive until you are advised how to proceed by FTI Consulting’s Legal Department. If you become aware of a subpoena or pending or threatened legal or regulatory action, or if you believe that someone has improperly concealed, altered or destroyed a record, you should report it to FTI Consulting’s General Counsel and Chief Risk Officer.

Preserving Third-Party Information

To uphold our Company’s reputation and best serve our clients, FTI Consulting is committed to protecting the privacy of third-party information as vigilantly as we do our own. This means we must collect, use and safeguard client information as we would our own confidential information. We must never share the material, non-public information of our clients — whether inadvertently or intentionally — with a third party or any colleague who does not have a business need to know it.

We must also take steps to prevent the accidental disclosure of client information. We all must follow established Company procedures in the rare event of disclosure. In the event of a potential data compromise incident, immediately contact your segment or region leader and FTI Consulting’s General Counsel and Chief Risk Officer. Never share any details about the incident with others, internally or externally, who do not have a business need to know it.

Further, many countries have their own legal requirements governing the use, disclosure and/or privacy of client information. If you are unsure of local requirements, or have other privacy-related questions, you should contact your manager or FTI Consulting’s Chief Ethics and Compliance Officer or General Counsel and Chief Risk Officer.

In addition, we must never knowingly infringe upon the IP rights of others. Be especially cautious when preparing advertising or promotional materials that use the name, logo or printed materials of another company, or when operating a software program on an FTI Consulting computer.

If you are unsure how to use information you hold or have received, contact FTI Consulting’s Chief Ethics and Compliance Officer or General Counsel and Chief Risk Officer. For more information, please refer to the data protection or processing policy for the jurisdiction in which you are employed.

[Amended and Restated Effective September 12, 2012]

Q: Alyssa, a Healthcare Analyst, has a large amount of confidential data pertaining to several of FTI Consulting’s largest clients. The nature of her work requires her to travel frequently, and oftentimes she updates her records electronically while commuting between locations. As her schedule has become increasingly hectic, Alyssa even finds herself discussing client data on calls while at the airport or riding the train. Should she be taking any additional precautions when disclosing this information?

A: Yes. While it may be tempting to conduct FTI Consulting work while commuting, it is important to understand that our conversations in airports, on trains or in other open areas are not private. Anyone may overhear a vital piece of confidential information regarding our clients or our Company. Similarly, others may be able to view private data on our laptops or other electronic devices. In this instance, Alyssa must take steps to limit the information she discusses on calls, never disclosing confidential client information in a place where others may overhear. She must wait until she is in a private location, with a secure network connection or encryption capabilities, before working on sensitive client documents. By taking these steps, we maintain our clients’ trust and protect the integrity of their private information.

Protecting Our Company Against Fraud

Fraud, theft, negligence and waste have direct adverse effects on our Company and are never tolerated. “Fraud” includes asset theft, as well as the falsification of information and financial statement fraud. Any such conduct is considered a disciplinary offense and may result in stronger consequences.

FTI Consulting’s reputation depends on the integrity of all of our actions and dealings. As such, we are firmly committed to the prevention and detection of fraud. Acts of fraud may include the intentional concealment of facts with the purpose of deceiving or misleading others. Fraud may also include:

•	Misstatements arising from fraudulent financial reporting (such as improper revenue recognition, overstatement of assets or understatement of liabilities)

•	Misstatements arising from misappropriation of assets (such as wire fraud, fictitious vendors)

•	Expenditures and liabilities for improper purposes

•	Fraudulently obtained revenue and assets, or the avoidance of costs and expenses

•	Fraud in our fulfillment of disclosure obligations

FTI Consulting has created a control environment intended to prevent, detect and mitigate the risk of fraud. We are encouraged to bring to the attention of the Chief Financial Officer any opportunities or motives for fraud not adequately covered by existing controls. Any concerns regarding fraud or financial irregularities should be brought to the immediate attention of the Chief Financial Officer.

[Amended and Restated Effective September 12, 2012]

Q: Raquel is responsible for preparing her department’s quarterly financial reports and is generally quick to detect and correct any irregularities. These are usually the result of rushed entries and clerical errors, and don’t often require much of Raquel’s time to fix. This quarter, however, Raquel is noticing persistent irregularities that seem much more complex — even intentional. She finally pinpoints the source of the misreported revenue, and has no doubt that these entries are part of a larger fraudulent act. Should she speak up?

A: Yes. Raquel has identified a clear pattern of fraud in her team’s financial reporting, and must report her suspicions to the Chief Financial Officer immediately. It is not enough to simply correct the entries, if doing so is even possible. One or more of Raquel’s colleagues is knowingly maintaining improper records, which is behavior that must be corrected and appropriately disciplined. Raquel herself will not face any retaliation for making such a report in good faith, even if the investigation proves that no misconduct occurred.

Prohibition Against Trading on Inside Information

While working on behalf of FTI Consulting, we may become aware of material, non-public information about our Company, our clients or other companies. Material, non-public information (also known as “inside information”) is information about a company that is not known to the general public and that could influence a typical investor’s decision to buy, sell or hold that company’s securities. Information stops being “non-public” when it has been effectively disclosed to the public and a reasonable waiting period has passed to allow the information to be absorbed by the marketplace.

Buying or selling securities of a company while you possess inside information is a criminal offense in many countries, including the U.S., and is prohibited by Company policy. This applies to stock, options, debt securities or any derivative securities of FTI Consulting, Inc., as well as our clients and vendors. Your business practice group may adopt additional requirements and restrictions on your personal trading due to your job responsibilities or the laws of the jurisdiction in which you are located. If you have any doubt whether non-public information you possess is material, do not trade on that information and contact FTI Consulting’s Chief Ethics and Compliance Officer or General Counsel and Chief Risk Officer.

Further, if you reveal inside information to anyone, including family or household members, and that person then buys or sells securities (or passes the information on to someone else that buys or sells securities), you may be liable for “tipping.” This is true even if you do not personally trade on the information. Tipping is a violation of our Code and insider trading laws. Keep in mind that even if you trade for reasons unrelated to the inside information you possess, you may be liable for an insider trading violation.

FTI Consulting also has extensive policies on whether and how we may trade in client securities and policies relating to hedging, short selling and margin stock. For more detailed information, including where you should go to ask questions or gain approval for various activities, consult the Policy on Inside Information and Insider Trading.

[Amended and Restated Effective September 12, 2012]

Coordinating Our Corporate Communications

From time to time, we may receive inquiries from representatives in the news media, analysts or investment community. Unless you are specifically designated by FTI Consulting to handle such requests, you should not respond to them. Instead, forward such inquiries to the Chief Executive Officer immediately. Similarly, you should forward all information requests from any government or regulatory body to FTI Consulting’s General Counsel and Chief Risk Officer immediately.

You may also receive invitations from professional, industry, media or other groups or organizations—often referred to as “expert networks” — to consult on matters relating to FTI Consulting or the industries and businesses we service. These expert networks may ask us to participate in telephone consultations, in-person meetings or educational events to benefit their clients and other parties. Participation in such activities may be permitted in certain situations. If you are in doubt about whether you are authorized to participate in such an activity, contact your manager, segment or region leader, practice leader or FTI Consulting’s Chief Ethics and Compliance Officer. For more information, refer to the Policy on Disclosure Controls.

Respect and Integrity for Our Clients and Business Partners

Providing Consistent, Quality Services

At FTI Consulting, we compete effectively and with enthusiasm. There is no room for unfair or unethical business practices in what we do. We must remain honest in all of our sales, marketing, advertising and business pursuits. We must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information or any other intentional unfair practices. We must make only factual and truthful statements about FTI Consulting and the exceptional services we offer. We should each be familiar with the marketing and advertising review procedures that apply to our work. With new laws and regulations, as well as increased political and media focus, it is critical that you know the latest requirements on these disclosures and other legal constraints. If you have any questions, please consult your manager, segment or region leader or FTI Consulting’s General Counsel and Chief Risk Officer.

Q: Julian is making a sales pitch to a major healthcare organization and feels confident about his representation of FTI Consulting’s restructuring services. After his presentation, the floor is open to discussion, and Julian is engaged in a lively, optimistic debate. However, as Julian is adding in his final comments, he misspeaks, prompting an additional question from the potential client, to which he does not know the answer. Not wanting to lose momentum or come across as incompetent, Julian fabricates a response he does not know to be true. Is this truly detrimental?

A: Yes. Inevitably, we face situations where we may not feel certain about the answers we are expected to provide. The appropriate response to these situations is honesty. Julian should avoid the potential spread of misinformation by amending his previous statement, or agreeing to follow up with the potential client when he has all of the facts. False statements and promises not only affect future business with our clients—they affect FTI Consulting’s reputation for integrity.

[Amended and Restated Effective September 12, 2012]

Abiding by U.S. and International Competition Laws

Competition laws (also called “antitrust laws” in the U.S. and certain countries) are designed to preserve a level playing field for all businesses. As such, they promote open and fair competition and prohibit any agreement or practice that unreasonably restrains trade. These laws ensure that markets for goods and services operate competitively and efficiently. Our clients enjoy the benefit of open competition among their suppliers, and our vendors benefit from competition among their purchasers. Our Company also benefits from open competition among clients and vendors for our business. FTI Consulting relies on the quality of its people, its products and its services, and complies with competition laws wherever we do business. In general, avoid entering into agreements relating to competitively sensitive matters (such as fixing pricing or market share) or with competitors unless you have been specifically authorized to do so by your manager or practice leader. Report any questionable incident regarding competitively sensitive matters to FTI Consulting’s Chief Ethics and Compliance Officer or General Counsel and Chief Risk Officer immediately.

Violations of competition laws may subject both the individuals involved and our Company to severe consequences.

Q: Rashida learns that one of our major competitors has recently undertaken a large acquisition, and has significantly expanded their product offerings as a result. Knowing more about the variety of new consulting services this competitor offers will help Rashida and her team to further develop FTI Consulting’s own offerings. However, Rashida is unable to locate any specific information on the company’s website. She decides to contact their corporate office directly, posing as a potential investor. Is this acceptable?

A: No. While keeping abreast of our competitors’ activities — including new product offerings and services — gives us invaluable insight and helps us maintain an edge in the marketplace, we may only do so through lawful, ethical means. Rashida had the right idea by first researching the competitor’s public website. However, she should never misrepresent herself as an investor, client or any other party while attempting to get information from a competitor.

Respect and Integrity for Our Communities and the World

Charitable Contributions

We have the power to make a positive difference in the communities where we live and work through our volunteer and charitable activities. While we are encouraged to support our

[Amended and Restated Effective September 12, 2012]

communities by making personal charitable contributions, if you wish to give on behalf of FTI Consulting, you must never do so in an effort to gain or retain a business advantage. You must also obtain all proper approvals prior to making a donation on behalf of FTI Consulting.

For more information on the proper procedures for donations and obtaining approval, consult the “Donations to Charities” section of the Anti-Corruption Policy, your practice leader or FTI Consulting’s Chief Ethics and Compliance Officer.

Political Contributions and Campaigning

As employees, we may participate in the political process on our own time and in compliance with local laws. However, these activities are subject to many rules around the world. Therefore, no Company funds, assets, services, time, equipment or facilities may be contributed, whether directly or indirectly, to any politician, candidate for political office, political party, political action committee or political cause without the prior written approval of FTI Consulting’s Chief Executive Officer. This applies to resources that may even appear to be an endorsement or contribution. This policy also applies regardless of whether you think that the laws of a particular country allow your activities. You should direct any questions to FTI Consulting’s Chief Ethics and Compliance Officer.

For more information, consult the “Political Contributions” section of the Anti-Corruption Policy.

Lobbying

Lobbying activities may require disclosure and may be subject to specific rules. The term “lobbying” covers many kinds of activity. You may be engaged in lobbying if your work involves:

•	Contacts with legislators, regulators, executive branch officials or their staffs

•	Communications with government officials

•	Efforts to influence legislative or administrative action

•	Providing gifts or entertainment to government officials

If you intend to engage in lobbying work on behalf of FTI Consulting or its subsidiaries, as opposed to a client engagement within and subject to internal procedures of your practice, you must discuss any such activities with FTI Consulting’s Chief Ethics and Compliance Officer.

Employing Sustainable Practices

We demonstrate our dedication to the communities where we work by considering the environment in all of our business activities. We aim to act as environmental stewards when conducting business on our Company’s behalf. This means that we must comply with all applicable environmental laws and regulations, as well as any guidelines set forth by our Company. We show our respect for the environment by striving to minimize any environmental hazards, conserve and protect natural resources, and manage our use of energy and other resources responsibly.

[Amended and Restated Effective September 12, 2012]

Abiding by Export Controls

As a global company, we deliver our product offerings and services all over the world. It is therefore critical that we comply carefully with all applicable laws and regulations that regulate our international trading activity. We must understand and follow the laws relating to exports or imports from and to the U.S. and other jurisdictions.

An “export” occurs when a product, service, technology or piece of information is shipped to a person in another country. An export can also occur when technology, technical information or software is provided in any way (including verbally, in the case of information) to a non-U.S. citizen located in either the U.S. or a third country. Before engaging in exporting activity, you are expected to verify the eligibility of both the location of delivery and the recipient. You also must obtain all required licenses and permits, and pay all proper duties.

“Import” activity, or bringing the goods we purchase from a foreign or external source into another country, is also generally subject to various laws and regulations. Specifically, this activity may require the payment of duties and taxes, as well as the submission of certain filings.

For more information on prohibited locations, entities or persons generally, you may refer to http://www.bis.doc.gov/ComplianceandEnforcement/ListsToCheck.htm and direct any questions or concerns to FTI Consulting’s Chief Ethics and Compliance Officer or General Counsel and Chief Risk Officer.

Q: Paul has been called on a last-minute business trip to meet with an overseas client. The visit will be brief, and Paul is traveling light. Among his carry-on items, he brings his FTI Consulting laptop, which contains a large amount of proprietary information. In particular, in-development program designs are housed on Paul’s hard drive. Paul doesn’t have any concerns about safeguarding his laptop while en route, and after arriving at his destination — the laptop is password-protected and his briefcase is locked. Is there anything additional Paul needs to consider when traveling?

A: Yes. Aside from preserving the confidentiality of our Company’s information, Paul must understand that the data contained in his laptop is likely subject to export controls, which apply to technology and information — not just tangible goods. Traveling overseas while in possession of his laptop and the proprietary information it contains may require Paul to receive an appropriate export license. He should consult with FTI Consulting’s General Counsel and Chief Risk Officer before traveling.

Abiding by Economic Sanctions and Anti-Boycott Laws

It is our Company’s policy to fully comply with:

•	U.S. laws and regulations prohibiting or restricting transactions with certain designated foreign governments, entities, persons, or end-uses, and

[Amended and Restated Effective September 12, 2012]

•	U.S. anti-boycott laws.

To this end, we may not:

•	Conduct any transaction involving prohibited entities or persons (listed on various U.S. Government lists found at http://www.bis.doc.gov/ComplianceAndEnforcement/ListsToCheck.htm )

•	Travel on Company business to any of the countries listed above without first obtaining clearance from FTI Consulting’s Chief Ethics and Compliance Officer

•	Furnish information about business relationships with companies “blacklisted” by foreign governments

•	Pay or otherwise implement letters of credit that include requirements to take boycott-related actions

•	Retain a third party (e.g., agents, sales representatives, distributors, contractors) to conduct any of the above actions

In addition, under U.S. law, we must not cooperate with any request concerning unsanctioned foreign boycotts or related restrictive trade practices. This means we cannot take any action, furnish any information or make any declaration that could be viewed as participation in an illegal foreign boycott. There are severe penalties for violation of these laws, making them all the more important to follow. FTI Consulting is required to report any suspected boycott requests to the U.S. government. You should immediately notify FTI Consulting’s Chief Ethics and Compliance Officer if you suspect you have received any form of a boycott-related request for information, whether oral or written.

Any questions concerning this policy and/or its applicability to specific transactions should be directed to FTI’s Chief Compliance Officer or General Counsel.

Preventing Money Laundering and Terrorist Financing

FTI Consulting is dedicated to the fight against money laundering and terrorist financing. These illicit activities have become the focus of considerable attention by governments, international organizations and law enforcement agencies around the world. This is an issue that our Company takes extremely seriously.

“Money laundering” is the process by which criminal funds are moved through the financial system in order to hide all traces of their criminal origin. “Terrorist financing” refers to the destination and use of funds that may come from legitimate or criminal sources.

It is extremely important that we know and comply with all laws and regulations aimed to halt money laundering and terrorist financing. To do this, we must be vigilant and exercise good judgment when dealing with unusual or suspicious client transactions. This, of course, means never alerting an organization or individual with whom you have a relationship of any impending or ongoing investigation against them. You also have a duty to alert FTI Consulting’s Chief

[Amended and Restated Effective September 12, 2012]

Ethics and Compliance Officer or General Counsel and Chief Risk Officer to any situation that seems inappropriate or suspicious. If you have further questions or concerns, contact FTI Consulting’s Chief Ethics and Compliance Officer.

Waivers and Amendments of Our Code

Our Code and other policies apply equally to all employees, officers and directors of FTI Consulting. As such, waivers of our Code for executive officers or directors are made only in extremely limited circumstances. Waivers for officers and non-employee directors of FTI Consulting, Inc. must be approved in advance by the Board of Directors or a Committee of the Board that has been delegated that authority, and then promptly disclosed to stockholders as required by applicable SEC rules and regulations and the law. Only the Chief Executive Officer of FTI Consulting, Inc. may grant waivers to other FTI Consulting employees.

[Amended and Restated Effective September 12, 2012]